Exhibit 3.17

CBC HOLDCO 2 LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of CBC HOLDCO 2 LLC, a Colorado limited liability company (the “Company”), is effective as of June 9, 2017, by COORS BREWING COMPANY (the “Initial Member”).

WHEREAS, the Company was formed as a limited liability company (i) under the Colorado Limited Liability Company Act, as amended from time to time (the “Colorado Act”), pursuant to Articles of Organization, as filed in the office of the Secretary of State of the State of Colorado; (ii) in connection with the conversion of CBC Holdco 2, Inc., a Colorado corporation pursuant to a Statement of Conversion (the “Statement of Conversion”) as filed in the office of the Secretary of State of the State of Colorado, and a Plan of Conversion adopted by the Initial Member (the “Conversion”); and

WHEREAS, the Initial Member desires to enter into this Agreement to amend and restate in its entirety that Limited Liability Company Operating Agreement of the Company, dated as of November 11, 2011 (the “Original Agreement”); and

WHEREAS, in connection with this Agreement, the Redemption Amount of the Series A Preferred Membership Interests is being adjusted from $100 per shares of Series A Preferred Membership Interest to $1.00 per share and the number of outstanding shares of Series A Preferred Membership Interest will, as a result of such adjustment, be increased on a 100 for 1 basis;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I
Defined Terms

SECTION 1.01              Definitions.  Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

“Additional Member” shall have the meaning set forth in Section 3.01(b).

“Additional Membership Interests” shall mean any Membership Interests that are acquired after the conversion and the initial capital contribution made by the Initial Member.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person.  As used in this definition, the term “control” (including with correlative meanings, “controls”, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise.  For purposes of this Agreement, neither the Company nor any entity controlled, directly or indirectly, by the Company shall be an Affiliate of any Member.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Articles of Organization” shall mean the Articles of Organization of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Colorado pursuant to the Colorado Act.

“Business Day” shall mean any day other than (a) a Saturday or Sunday and (b) any day on which banks located in Denver, Colorado are authorized or required by applicable law to be closed for the conduct of regular banking business.

“Capital Account” means the Capital Account maintained for a Member in accordance with the provisions of Regulations §1.704-1(b)(2)(iv).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Colorado Act” shall have the meaning set forth in the preamble hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Distributions” shall mean distributions of cash or other property made by the Company with respect to the Membership Interests.

“ERISA” shall mean Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall be determined as follows with respect to any assets owned by the Company: (a) securities that are listed on a recognized securities exchange or on the NASDAQ National Market System shall be valued at the last sale price, regular way, or if no such sale takes place, the average of the closing bid and asked prices, regular way, as reported on the exchange where such securities are primarily traded for the latest trading day ended prior to the date of determination; and (b) all other assets shall be valued by the Managing Member at fair market value in such manner as the Managing Member may reasonably determine.  In determining the appropriate fair market value for assets pursuant to clause (b) above, the Managing Member shall consider all factors, information and data deemed in the judgment of the Managing Member to be pertinent, which factors, information and data may include any of the following: purchase cost, estimates of liquidation value, projected cash flow, investment risk, over-the-counter price quotes, prices received in recent private placements of securities of the same issuer and prices recently received by comparable companies in the same or similar industries.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Initial Member” shall have the meaning set forth in the preamble hereof.

“Managing Member” shall have the meaning set forth in Section 4.01.

“Member” shall mean the Initial Member and any Additional Member until such Initial Member or Additional Member, as applicable, ceases to be a Member of the Company in accordance with the terms of this Agreement.

“Membership Interest” shall mean a unit of limited liability company interest in the Company, including the Common Membership Interests and the Series A Preferred Membership Interests (as defined in Schedule B, in each case).

“Original Agreement” shall have the meaning set forth in the preamble hereof.

“Participation Notice” shall have the meaning set forth in Section 5.03.

“Percentage Interest” of any Member shall mean the product of the quotient of the number of Common Membership Interests held by such Member divided by the total number of outstanding Common Membership Interests multiplied by 100.

“Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Redemption Amount” shall have the meaning set forth in Schedule B.

“Register” shall have the meaning set forth in Section 3.01.

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

SECTION 1.02              Terms and Usage Generally.  All references herein to an “Article, “Section” or “Schedule shall refer to an Article or a Section of, or a Schedule to, this Agreement.  Whenever the words “include, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereto”, “hereof’, “herein” and “hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent in writing and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

ARTICLE II
General Matters

SECTION 2.01              Formation.

(a)                                 Pursuant to the provisions of the Colorado Act, the Company was formed by the filing in the Office of the Secretary of State of the State of Colorado of the Statement of Conversion and the Articles of Organization (which filing is hereby approved and ratified in all respects).

(b)                                 Each officer of the Company appointed by the Managing Member pursuant to Section 4.02 is hereby designated as an “authorized person”, within the meaning of the Colorado Act, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments and/or restatements thereof) required or permitted by the Colorado Act to be filed in the office of the Secretary of State of the State of Colorado and any other certificates, notices or other instruments (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

SECTION 2.02              Name.  The name of the Company shall be “CBC HOLDCO 2 LLC”.  Without the need to amend this Agreement, the Managing Member may change the name of the Company from time to time in its sole discretion.

SECTION 2.03              Term.  The term of the Company commenced on November 11, 2011, with the filing of the Articles of Organization in the office of the Secretary of State of the State of Colorado, and shall continue perpetually unless the Company is dissolved pursuant to Section 8.02 or as otherwise provided by law.

SECTION 2.04              Registered Agent and Registered Office.  The Company’s registered agent for service of process shall be E. Lee Reichert, and the address of the registered agent and the address of the registered office of the Company in the State of Colorado shall be: 1801 California Street, Suite 4600, Denver, CO 80202.  Such registered agent and such registered office may be changed from time to time by the Managing Member.

SECTION 2.05              Principal Place of Business.  As of the date of this Agreement, the principal place of business of the Company shall be located at 1801 California Street, Suite 4600, Denver, CO 80202.  Thereafter, the principal place of business of the Company shall be in such location as the Managing Member may designate from time to time.  The Company may maintain offices at such other place or places within or outside the State of Colorado as the Managing Member deems advisable.

SECTION 2.06              Purposes and Powers.

(a)                                 The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any act or activity for which limited liability companies may be formed under the Colorado Act.  The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.06.

(b)                                 Subject to all of the terms, covenants, conditions and limitations contained in this Agreement, the Company shall have full power and authority to do any and all acts and things necessary, appropriate, proper, advisable, desirable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and provide guarantees in connection with a borrowing by or other transaction involving an entity in which the Company has a direct or indirect interest.

SECTION 2.07              Books and Records.  At all times during the continuance of the Company, the Company shall maintain or cause to be maintained proper and complete books and records in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company.

ARTICLE III
Members

SECTION 3.01              Members.

(a)                                 Upon the execution of this Agreement, the sole Member of the Company shall be the Initial Member.  Following the execution of this Agreement, no Person shall be admitted as a Member and no Additional Membership Interests shall be issued by the Company except as expressly provided in this Agreement and except for Additional Membership Interests issued in consideration for the assumption by the Initial Member of the obligations of the Company under any share delivery agreements entered into by the Company and the Initial Member in connection with the Company’s participation in delivering shares of Molson Coors Brewing Company to holders of Exchangeable Shares of Molson Coors Canada Inc.

(b)                                 After the date of this Agreement, a Person shall only be admitted as a Member (such Person, an “Additional Member”) if such Person is (i) a permitted transferee of a Membership Interest in accordance with Article VII or (ii) issued any Membership Interests in accordance with Section 5.02.

(c)                                  The name and mailing address of each Member, its Percentage Interest and the number of Membership Interests held by such Member shall be maintained by the Company in a membership interest register (the “Register”).  The Register shall be updated from time to time as Additional Membership Interests are issued or as Membership Interests are redeemed.  The Membership Interests reflected in the Register shall be rebuttably presumptive evidence of the number of Membership Interests held by any Member.

SECTION 3.02              Powers of Members.  Members shall not have the authority to transact any business in the Company’s name or bind the Company by virtue of their status as Members.

SECTION 3.03              Membership Interests.

(a)                                 The Membership Interests shall for all purposes be personal property in accordance with the Colorado Act.  No holder of a Membership Interest or Member shall have any interest in specific Company assets, including any assets contributed to the Company by such Member as part of any capital contribution.  Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

(b)                                 Each Membership Interest shall have the rights, privileges and rank as set forth on Schedule B.  Membership Interests may be divided into partial Membership Interests and shall constitute one class.  Subject to the authority of the Managing Member as set forth in this Agreement, each Membership Interest shall represent a right to Distributions, in each case in accordance with this Agreement and the Colorado Act.

(c)                                  Membership Interests may be evidenced by certificates in accordance with the Colorado Act in such form approved by the Managing Member.

SECTION 3.04              Meetings of and Action by Members.

(a)                                 Subject to Schedule B, the Members shall vote together as a single class on all matters on which they are specifically entitled to vote pursuant to this Agreement, and each Member shall be entitled to one vote for each Membership Interest held by such Member (and a partial vote for any partial Membership Interest).

(b)                                 The Company shall provide written notice to all Members of any meeting at which a vote will be held at least three (3) Business Days prior thereto, which notice shall specify the place, date and time of the meeting and the general nature of the business to be transacted.

(c)                                  At any meeting of the Members, the presence, in person or by proxy, of Members holding a majority of the outstanding Membership Interests shall constitute a quorum.

(d)                                 Any action permitted or required to be taken by the Members may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by Members holding a majority of the outstanding Membership Interests.  Within ten (10) Business Days of taking of action by Members without a meeting by less than unanimous written consent, the Company shall provide written notice of the taking of such action to those Members who have not consented in writing to the taking of such action, which notice shall describe the actions taken in reasonable detail.

(e)                                  Members may participate in any Members’ meeting through the use of any means of conference telephones or similar communications equipment as long as all Members participating can hear one another.  A Member so participating is deemed to be present in person at the Meeting.

SECTION 3.05              Liability of Members.  Except to the extent provided in the Colorado Act, none of the Members shall have any personal liability for the debts, obligations or liabilities of the Company.

SECTION 3.06              Indemnification.

(a)                                 To the fullest extent permitted by applicable law, notwithstanding any other provision of this Agreement or otherwise of applicable law, no Member, officer or employee of the Company (collectively, the “Covered Persons”), shall have any fiduciary duty to the Company or the Members (or any other person or entity bound by this Agreement) by reason of this Agreement or the Company or in its capacity as a Covered Person, except that a Covered Person shall be subject to the implied contractual covenant of good faith and fair dealing and (to the extent expressly specified herein) to the covenants and express obligations set forth in this Agreement.  To the fullest extent permitted by applicable law, no Member shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company, any Member, or any other person or entity bound by this Agreement for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Member in its capacity as a Member, except that a Member shall be liable for any act or omission that constitutes a violation of the implied contractual covenant of good faith and fair dealing.  The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member.  A Member shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters which such Member reasonably believes are within such Person’s professional or expert competence.

(b)                                 (i)                                     Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Member or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Member, director, officer, employee or agent or in any other capacity while serving as a Member, director, officer, employee or agent, shall be indemnified and held harmless by the Company if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as provided in Section 3.06(d) with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Managing Member.  In addition, no Member shall be entitled to be indemnified if any such expense, liability or loss was caused by a breach by such Member of the covenants and express obligations set forth in this Agreement.

(ii)                                  The Company shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was an Indemnitee, against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c)                                  The right to indemnification conferred in Section 3.06(b) shall include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that an advancement of expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Section 3.06(c) or otherwise.  Such undertaking shall be an unlimited, unsecured general obligation of an Indemnitee, and shall be accepted without reference to such Indemnitee’s ability to make repayment.  The rights to indemnification and to the advancement of expenses conferred in Section 3.06(b) and this Section 3.06(c) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to fall within the definition of “Indemnitee” and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.  Any repeal or modification of any of the provisions of this Section 3.06 shall not adversely affect any right or protection of an Indemnitee existing at the time of such repeal or modification.

(d)                                 If a claim under Section 3.06(b) or 3.06(c) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit.  In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met the applicable standard for indemnification set forth in Sections 3.06(b) and 3.06(c).  Neither the failure of the Company (including its Managing Member, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the standard of conduct for entitlement to indemnification, nor an actual determination by the Company (including its Managing Member, independent legal counsel, or its Members) that the Indemnitee has not met the standard of conduct for entitlement to indemnification, shall create a presumption that the Indemnitee has not met such standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.  In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 3.06 or otherwise shall be on the Company.  The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a Member or officer acted in such a manner as to make him or her ineligible for indemnification.

(e)                                  The rights to indemnification and to the advancement of expenses conferred in this Section 3.06 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, this Agreement, any other agreement or otherwise.  However, no person shall be entitled to indemnification by the Company by virtue of the fact that such person is actually indemnified by another entity, including an insurer.

(f)                                   The Company may maintain insurance, at its expense, to protect itself and any Member, director, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Colorado Act.

(g)                                  The Company may, to the extent authorized from time to time by the Managing Member, grant rights to indemnification and to the advancement of expenses to any person or entity not mandatorily entitled to indemnification under this Section 3.06 and grant rights to indemnification and to the advancement of expenses in addition to those granted in this Section 3.06 to any person or entity mandatorily entitled to indemnification under this Section 3.06, in each case as long as such person or entity has met the standard of conduct set forth in Section 3.06(a).

ARTICLE IV
Governance

SECTION 4.01              Managing Member.  The Company shall be managed by the Initial Member (the “Managing Member”), with exclusive rights and responsibilities to direct the business of the Company.  The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Colorado.

SECTION 4.02              Officers.  The Managing Member may from time to time appoint (and subsequently remove) individuals to act on behalf of the Company as “officers” or “agents” of the Company within the meaning of the Colorado Act to conduct the day-to-day management of the Company with such general or specific authority as the Managing Member may specify.

ARTICLE V
Capital Contributions; New Issuances

SECTION 5.01              Initial Capital Contributions.  In connection with the Original Agreement, the Initial Member made an initial capital contribution to the Company in exchange for the issuance by the Company of Membership Interests to the Initial Member as set forth on Schedule A to the Original Agreement and as reflected in the Register.

SECTION 5.02              New Issuances of Equity Capital.  Subject to the terms of this Agreement, the Managing Member may determine the form, timing and terms of any new issuance of equity capital (including Membership Interests) of the Company to any Person.  Any such Person shall be required to become a party to this Agreement as a Member, and shall have all the rights and obligations of a Member hereunder, by executing an agreement in such form that is satisfactory to the Managing Member.

ARTICLE VI
Distributions; Assets Sales

SECTION 6.01              Distributions.  Subject to the Colorado Act and other applicable law, and subject to the preferences of Series A Preferred, the Managing Member may declare Distributions to the Members in proportion to their respective Percentage Interest, at such times as it deems appropriate, in its sole discretion.

SECTION 6.02              Withholding.  Notwithstanding anything in this Agreement to the contrary, the Company is authorized to take any and all actions that are necessary or appropriate to ensure that the Company satisfies any and all withholding and tax payment obligations under Section 1441, 1442, 1445 or any other provision of the Code or other applicable law.  Without limiting the generality of the foregoing, the Company may withhold any amount that it determines is required by law to be withheld from Distributions to any Member.  Any such withheld amounts shall be timely paid over to the appropriate taxing authority.  Each Member will timely provide any certification or file any agreement that is required by any taxing authority in order to avoid any withholding obligation that would otherwise be imposed on the Company, and shall indemnify the Company for any withholding tax liability imposed on the Company with respect to such Member, except for any penalties or interest resulting from the Company’s negligent failure to withhold or pay over amounts withheld.

ARTICLE VII
Transfer of Membership Interests

SECTION 7.01              Transfer of Membership Interests Generally.  Except for a transfer specifically permitted by this Agreement, a Member may not, directly or indirectly, transfer any Membership Interests held by such Member without the written consent of the Managing Member.  To the fullest extent permitted by applicable law, any purported transfer of

Membership Interests in breach of this Agreement shall be null and void, and neither the Company nor the Members shall recognize the same, whether for the purpose of making Distributions or otherwise.  Any Member who transfers or attempts to transfer any Membership Interests except in compliance herewith shall be liable to, and shall indemnify and hold harmless, the Company and the other Members for all costs, expenses, damages and other liabilities resulting therefrom.

SECTION 7.02              Effect of Permitted Transfer.  Any transfer of a Membership Interest that complies with this Agreement shall be effective to assign the right to become a Member, and, without the need for any action or consent of any other Person, a transferee of such Membership Interest shall automatically be admitted as a Member upon execution of an agreement agreeing to be bound by the terms and subject to the conditions of this Agreement.  As a condition to the Company’s obligation to effect a transfer permitted hereunder, any transferee of Membership Interests shall be required to become a party to this Agreement as a Member, and shall have all the rights and obligations of a Member hereunder, by executing an Adoption Agreement in such form that is satisfactory to the Managing Member.

SECTION 7.03              Securities Law Matters.  Each Member understands that the Company has not registered the Membership Interests under any United States Federal or state securities or blue sky laws.  No Member shall Transfer any Membership Interest at any time if such action would constitute a violation of any United States Federal or state securities or blue sky laws or a breach of the conditions to any exemption from registration of the Membership Interests under any such laws or a breach of any undertaking or agreement of a Member entered into pursuant to such laws or in connection with obtaining an exemption thereunder, and the Company shall not Transfer upon its books any Membership Interests unless prior thereto the Company has received, or the Managing Member has waived, in writing the requirement that the Company receive, an opinion of counsel in form and substance reasonably satisfactory to the Company that such transaction is in compliance with this Section 7.03.  Any certificate representing a Membership Interest shall bear appropriate legends restricting the sale or other Transfer of such Membership Interest in accordance with applicable United States Federal or state securities or blue sky laws and in accordance with the provisions of this Agreement.

ARTICLE VIII
Certain Other Matters

SECTION 8.01              Conversion of the Company to a Corporation.  Without the need for any action or consent of any Member, the Managing Member shall have the right to authorize the conversion of the legal form of the Company to a corporation in accordance with the Colorado Act.  In connection with any such conversion, the Members will be entitled to receive common stock of the Company in exchange for their Membership Interests in the same proportions as their respective Membership Interests immediately prior to such conversion.

SECTION 8.02              Dissolution.  The Company shall dissolve upon the first to occur of the following: (a) the approval of the Members then holding a majority of the outstanding Membership Interests to dissolve the Company; (b) at any time there are no Members unless the Company is continued without dissolution in accordance with the Colorado Act; and (c) the entry of a decree of dissolution under the Colorado Act.  The Company shall terminate when all its assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in Article VI and the Articles of Organization shall have been canceled in the manner required by the Colorado Act.

SECTION 8.03              Liquidation.

(a)                                 Following dissolution pursuant to Section 8.02, all the business and affairs of the Company shall be liquidated and wound up.  The Managing Member shall act as liquidating trustee and wind up the affairs of the Company pursuant to this Agreement.

(b)                                 The proceeds of the liquidation of the Company will be distributed (i) first, to creditors of the Company (including Members who are creditors), to the extent otherwise permitted by law in satisfaction of all the Company’s debts and liabilities (whether by payment or by making reasonable provision for payment thereof), and (ii) second, to each Member in accordance with their Capital Account balances.

SECTION 8.05.           Resignation.  Other than by Transferring in accordance with this Agreement all its Membership Interests, a Member may not resign from the Company.

ARTICLE IX
Miscellaneous

SECTION 9.01              Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or otherwise delivered by hand or by messenger addressed:

(a)                                 if given to the Company, to the following address:

CBC Holdco 2 LLC

1801 California Street, Suite 4600

Denver, CO 80202

Attn: Corporate Secretary

(b)                                 if given to any Member, to the person and at the address (and, if applicable, fax number) maintained for such Member in the Company’s books and records, or at such other address (and, if applicable, fax number) as such Member may hereafter designate by written notice to the Company.

All such notices shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile, (ii) on the delivery date if delivered personally to the party to whom the same is directed, (iii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt, or (iv) five (5) Business Days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available addressed to the receiving party as specified on the signature page of this Agreement.  Changes of the person to receive notices or the place of notification shall be effectuated pursuant to a notice given under this Section 9.01.

SECTION 9.02              Failure to Pursue Remedies.  The failure of any party to seek redress for breach of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a breach, from having the effect of an original breach.

SECTION 9.03              Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

SECTION 9.04              Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their successors and assigns, and their legal representatives.  No Member may assign this Agreement or any of its rights, interests or obligations in connection with a Transfer of Membership Interests hereunder except to the extent such rights, interests and obligations relate to Membership Interests and the Transfer of such Membership Interests is provided for or contemplated herein.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Members or their respective permitted successors or assigns or, to the extent provided by this Agreement, the Members’ respective Affiliates, any rights or remedies under or by reason of this Agreement.

SECTION 9.05              Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 9.06              Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

SECTION 9.07              Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All counterparts shall be construed together and shall constitute one instrument.

SECTION 9.08              Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 9.09              Governing Law.  This Agreement and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of Colorado, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.  In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Colorado Act, the provisions of this Agreement shall control and take precedence.

SECTION 9.10              Confidentiality.  Each Member expressly acknowledges that such Member may receive confidential and proprietary information relating to the Company, including information relating to the Company’s financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company.  Except with the prior written consent of the Company, no Member shall disclose any such information to a third party and each Member shall use reasonable efforts to preserve the confidentiality of such information.  The obligations of a Member under this Section 9.10 shall survive the termination of this Agreement or cessation of a Member’s status as a Member for a period of five (5) years.  Notwithstanding the foregoing, a Member shall not be bound by the confidentiality obligations in this Section 9.10 with respect to any information that is currently or becomes: (a) required to be disclosed by such Member pursuant to applicable law, including federal or state securities laws, or a domestic national securities exchange rule (but in each case only to the extent of such requirement); (b) required to be disclosed in order to protect such Member’s interest in the Company or enforce such Member’s rights under this Agreement (but in each case only to the extent of such requirement and only after consultation with the Company); (c) publicly known or available in the absence of any improper or unlawful action on the part of such Member; (d) known or available to such Member via legitimate means other than through or on behalf of the Company or the other Members.

SECTION 9.11              Amendments.  This Agreement may be amended or waived from time to time by an instrument in writing signed by the Members holding a majority of the outstanding Membership Interests.

[Signature page follows.]

N WITNESS WHEREOF, the Initial Member has executed this Agreement as of the date first stated above.

COORS BREWING COMPANY

By:	/s/ E. Lee Reichert
Name:	E. Lee Reichert
Title:	Secretary

Schedule A

To Operating Agreement

CBC HOLDCO 2 LLC

MEMBERSHIP INTEREST REGISTER

Separately maintained by the Company

Schedule B

To Operating Agreement

CBC HOLDCO 2 LLC

MEMBERSHIP INTERESTS

PREFERENCES, LIMITATIONS AND RIGHTS

MEMBERSHIP INTERESTS

1.                                      Capital.  The Company shall have the authority to issue an unlimited number of common membership interests (the “Common Membership Interests”) and an unlimited number of Preferred Membership Interests (the “Preferred Membership Interests”) with the power to divide the membership interests into classes or series and to attach thereto respectively any preferred, deferred or qualified rights, privileges or conditions, including restrictions on voting rights and including redemption, purchase and other acquisition of such membership interests, subject, however, to the laws of the State of Colorado.

2.                                      Voting.  Each holder of Common Membership Interests of record shall be entitled to vote and shall have one vote for each Common Membership Interest outstanding in such holder’s name on the books and records of the Company.  Except as otherwise provided under the laws of the State of Colorado, the holders of the Preferred Membership Interests shall not be entitled to receive notice of, or to attend or to vote at, any meeting of the members of the Company.

PREFERENCES, LIMITATIONS AND RIGHTS OF SERIES A PREFERRED MEMBERSHIP INTERESTS

(a)                                 Designation of Series A Preferred.  The Company hereby designates a series of the Preferred Membership Interests which shall be “Series A Preferred Membership Interests” and the Company shall have the authority to issue an unlimited number of Series A Preferred Membership Interests.  Except as otherwise provided in this Operating Agreement or as otherwise required by applicable law, all shares of Series A Preferred Membership Interests shall be identical in all respects and shall entitle the holders thereof to the same rights, powers, preferences and privileges, subject to the same qualifications, limitations and restrictions.

(b)                                 Definitions.  With respect to the Series A Preferred Membership Interests, the following terms shall have the meanings ascribed to them below:

(i)                                     “Act” means the Colorado Limited Liability Company Act, as amended.

(ii)                                  “Redemption Amount” in respect of each share of Series A Preferred Membership Interest means U.S. $1.00, provided that, at any time, the Redemption Amount of any share of Series A Preferred Membership Interest shall be reduced by any reduction in capital in respect of such Series A Preferred Membership Interest prior to that time.

(iii)                               “Redemption Date” means, as to any redemption of Series A Preferred Membership Interests, the date that the Company delivers the Redemption Price for the Series A Preferred Membership Interests being redeemed.

(iv)                              “Redemption Price” in respect of each Series A Preferred Membership Interest means the Redemption Amount together with declared and unpaid distributions up to the date of liquidation, dissolution or winding up or the date of redemption, as the case may be.

(c)                                  Distributions.

(i)                                     The holders of the Series A Preferred Membership Interests shall be entitled to receive and the Company shall pay thereon, as and when declared by the Managing Member out of the moneys of the Company properly applicable to the payment of distributions, non-cumulative preferential distributions at a rate per membership interest of five percent (5%) of the Redemption Amount per annum.

(ii)                                  Payment of distributions (less any tax required to be withheld by the Company) shall, subject as hereinafter provided, be made by check of the Company payable at par at any branch in the United States of the Company’s bankers or in such other manner as the payee may approve.  Distributions which are represented by a check which has not been presented to the Company’s bankers for payment or that otherwise remain unclaimed for a period of six (6) years from the date on which they were declared to be payable shall be forfeited to the Company.

(iii)                               Except with the consent in writing of the holders of all the Series A Preferred Membership Interests outstanding, no distributions shall at any time be declared and paid, or declared and set aside for payment, on the Common Membership Interests or any other membership interests of the Company ranking junior to the Series A Preferred Membership Interests, in any year, unless declared and unpaid distributions as provided for above have been declared on the Series A Preferred Membership Interests and the full amount of such distributions on the Series A Preferred Membership Interests then issued and outstanding shall have been paid, or provided for, at the date of such declaration and payment or setting aside of distributions on the Common Membership Interest or other membership interests of the Company ranking junior to the Series A Preferred Membership Interests.

(iv)                              The holders of the Series A Preferred Membership Interests shall not be entitled to any distributions other than or in excess of the distributions hereinbefore provided for.

(d)                                 Liquidation, Dissolution or Winding-up.  In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other return of capital or distribution of assets of the Company among its Members for the purpose of winding up its affairs, the holders of the Series A Preferred Membership Interests shall be entitled to receive in respect of each such membership interest, before any distribution of any part of the assets of the Company among the holders of the Common Membership Interests and any other membership interests of the Company ranking junior to the Series A Preferred Membership Interests, an amount equal to the Redemption Price.  After payment to the holders of the Series A Preferred Membership Interests of the amount so payable to such holders as herein provided, the holders of the Series A Preferred Membership Interests shall not be entitled to share in any further distribution of the property or assets of the Company.

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(e)                                  Redemption.  The Company may redeem all or any portion of the Series A Preferred Membership Interests at any time and from time to time by paying to the holder of Series A Preferred Membership Interests being redeemed an amount equal to the aggregate Redemption Price for such Series A Preferred Membership Interests.  The Register shall be amended to reflect such redemption.  Payment of the aggregate Redemption Price for the Series A Preferred Membership Interest to be redeemed shall be made, at the option of the Company,

(i)                                     by delivery to such holder of a check of the Company payable at par at any branch in the United States of the Company’s bankers or

(ii)                                  by wire transfer by the Company to the holder of the Series A Preferred Membership Interest.  From and after the Redemption Date, such Series A Preferred Membership Interest shall cease to be entitled to distributions and the holder thereof shall not be entitled to exercise any of the rights of holders of Series A Preferred Membership Interest in respect thereof unless payment of the said Redemption Price is not made on the Redemption Date, in which case the rights of the holder of the Series A Preferred Membership Interest shall remain unaffected until payment in full of the Redemption Price.

(f)                                   Restriction on Distributions and Other Distributions.  Except with the consent in writing of the holders of all the Series A Preferred Membership Interests outstanding, no distributions shall at any time be declared and paid, or declared and set aside for payment, and no other distributions shall at any time be made on or in respect of the Common Membership Interests, or any other membership interests of the Company ranking junior to the Series A Preferred Membership Interests, if the payment or setting aside for payment of such distribution or the making of such distribution would impair the ability of the Company to redeem any Series A Preferred Membership Interests.

(g)                                  Reduction of Capital.  On a reduction in the capital of a Series A Preferred Membership Interest, the amount distributed cannot exceed the Redemption Amount (as adjusted) of such Series A Preferred Membership Interest.

(h)                                 Amendment and Waiver.  No amendment, modification or waiver of any provision hereof shall be binding or effective without the prior written consent of the holders of a majority of the Series A Preferred Membership Interests outstanding at the time such action is taken.

(i)                                     Notices.  Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by (i) registered or certified mail, return receipt requested and postage prepaid, (ii) by reputable overnight courier service, charges prepaid, or (iii) via electronic mail or facsimile and shall be deemed to have been given when so mailed or sent (1) to the Company, at its principal executive offices and (2) to any Membership Interest holder, at such holder’s address as it appears in the records of the Company (unless otherwise indicated by any such holder).

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